Exhibit 99.1

NEWS RELEASE
Tops Markets, LLC, PO Box 1027, Buffalo, NY 14240-1027

For more information contact:

Rick Mills, SVP & Chief Financial Officer

Phone: (716) 635-5000

Email: wmills@topsmarkets.com

FOR IMMEDIATE RELEASE

Tops Holding Corporation Reports

Net Income of $9.5 Million in Second Quarter 2012

•	Second quarter net sales increased to $562.4 million; Same-store sales grew 1.6%

•	Second quarter operating margin improved 150 basis points year-over-year

•	Second quarter EBITDA increased 28.8% to $39.0 million from the prior-year period; year-to-date EBITDA up 16.2%

•	Generated $60.7 million in cash from operations for the 28-week period ended July 14, 2012

WILLIAMSVILLE, NY, August 27, 2012 – Tops Holding Corporation (“Tops” or the “Company”), the parent of Tops Markets, LLC, a leading supermarket retailer with 125 corporate and 5 franchise locations serving Upstate New York and Northern Pennsylvania, today reported financial results for the second quarter of fiscal 2012 (12-week period ended July 14, 2012).

“This was a strong quarter for Tops, with improved margins, sharply higher profitability and strong cash generation,” said Frank Curci, Tops President and CEO. “We are encouraged by our current trends and expect to build on this momentum throughout the remainder of the year as we continue promotional and marketing initiatives tailored to meet the shopping needs of our customers.”

On July 19, 2012, the Company announced an agreement with GU Markets LLC, an affiliate of C&S Wholesale Grocers, Inc., to acquire 21 supermarkets in Upstate New York and Vermont. The transaction is expected to close during the fall of 2012 and is subject to customary closing conditions. The acquisition is expected to be funded using cash on hand.

Mr. Curci noted, “We believe this transaction is a natural strategic complement to our current footprint, and given our successful integration of the former Penn Traffic supermarkets, we are confident in our ability to seamlessly integrate these 21 supermarkets.”

Second quarter 2012 financial results highlighted by improved margins and significantly higher net income

Net sales of $562.4 million in the second quarter of fiscal 2012 were up slightly from net sales of $559.5 million in the fiscal 2011 second quarter (12-week period ended July 16, 2011).

Inside sales of $509.1 million were up 0.3%, or $1.7 million, from the prior-year second quarter, and reflect a 1.6% increase in same store sales. The increase in same store sales was largely attributable to the timing of the Easter holiday and our Monopoly® marketing promotion. The week following Easter, historically a very poor sales week, occurred during the 2012 first quarter versus the 2011 second quarter. Additionally, there was a change in timing of our Monopoly® marketing promotion, which ran from April through July in 2012, compared with January through April in 2011. Inside sales were negatively impacted by a significant decline in pharmacy sales, largely the result of the recent conversion of certain drugs from being brand only to having generic equivalents. This conversion had an estimated 50 basis points impact on same store sales. Inside sales were also impacted by the sale or closure of five of the acquired Penn Traffic supermarkets during the second half of 2011 and early January 2012 that contributed $9.8 million of inside sales during the second quarter of 2011.

Tops Holding Corporation Reports Net Income of $9.5 Million in Second Quarter 2012

August 27, 2012

Gasoline sales increased 2.1%, or $1.1 million, to $53.2 million in the second quarter of 2012 compared with the second quarter of 2011 resulting from a 5.5% increase in the number of gallons sold, which was primarily due to the addition of five new fuel stations since July 2011. This was partially offset by a 3.2% decrease in the retail price per gallon.

Gross profit for the second quarter was $160.3 million compared with $155.0 million in the prior-year period, an improvement of 80 basis points to 28.5% from 27.7%. The Company experienced a change in non-cash LIFO inventory valuation adjustments from expense of $2.8 million during the second quarter of 2011 to income of $1.4 million during the second quarter of 2012. Excluding the impact of LIFO adjustments, gross margin increased 10 basis points to 28.3% in the second quarter of 2012, reflecting a continuation of pricing improvements commenced in 2011, promotional spending changes and sales mix.

Total operating expenses decreased 2.4%, or $3.3 million, to $136.8 million compared with the second quarter of 2011, primarily due to a $1.9 million decline in utility costs and the $1.9 million impairment recognized during the prior-year period related to three acquired Penn Traffic supermarkets sold to Hometown Markets. The Company also benefited from its continued cost containment initiatives.

Operating income for the quarter was $23.6 million, or 4.2% of net sales, up sharply from $14.9 million, or 2.7% of net sales, in the prior-year period.

Rick Mills, Senior Vice President and Chief Financial Officer, noted, “We continue to execute several strategic initiatives to position the company to achieve sustainable and profitable sales growth over the long-term. We managed our promotional activity and merchandising efforts and continued to implement operational efficiencies in this uncertain economic environment, driving improvements in both gross and operating margin.”

Second quarter interest expense declined $0.6 million compared with the prior-year period on lower capital lease interest expense and reduced borrowings under the Company’s ABL facility.

Net income for the first quarter improved to $9.5 million from net income of $0.3 million in the 2011 second quarter.

Supplemental Reporting on EBITDA and Adjusted EBITDA

To provide investors with greater understanding of its operating performance, in addition to the results measured in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA and Adjusted EBITDA.

Fiscal 2012 second-quarter EBITDA was $39.0 million, up $8.7 million, or 28.8%, from $30.3 million in the fiscal 2011 second quarter. Fiscal 2012 second-quarter Adjusted EBITDA was $37.8 million, an increase of 5.8% from $35.7 million in the fiscal 2011 second quarter.

See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for reconciliation to GAAP.

Year-to-date Results

For the 28-week period ended July 14, 2012, net sales were $1.27 billion, down $10.0 million, or 0.8%, from $1.28 billion in the prior-year period. Year-to-date inside sales decreased 1.5%, or $17.7 million, to $1.15 billion. This change reflects the sale or closure of five Penn Traffic supermarkets during the second half of 2011 and early 2012 that contributed $22.1 million of inside sales in last year’s period and a 0.4% decrease in same store sales. Inside sales were negatively impacted by a significant decline in pharmacy sales, largely the result of the recent conversion of certain drugs from being brand only to having generic equivalents. This conversion had an estimated 30 basis points impact on same store sales. Gasoline sales increased 6.9% to $118.1 million in the year-to-date period due a 3.9% increase in the number of gallons sold, largely the result of five new fuel stations since July 2011, and a 2.9% increase in the retail price per gallon.

Gross profit increased 0.8% to $360.2 million in the 2012 year-to-date period, and was 28.4% as a percentage of net sales, up 40 basis points over the comparable 2011 period. Excluding the impact of non-cash LIFO adjustments, gross margin improved 30 basis points to 28.5% due to the same factors that drove the improvement in the recent quarter.

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Tops Holding Corporation Reports Net Income of $9.5 Million in Second Quarter 2012

August 27, 2012

Operating income for the 28-week period of fiscal 2012 increased to $42.9 million from $32.5 million in the 2011 period as decreased utility costs and benefits from our cost containment initiatives were realized. The $1.6 million decrease in interest expense during the 2012 28-week period was attributable to a $1.0 million reduction in capital lease interest expense and reduced borrowings under our ABL facility. Net income for the year-to-date period improved $11.9 million to $10.1 million compared to a net loss of $1.8 million in the prior-year period.

Strong Cash Generation

Cash provided by operating activities during the 28-week period ended July 14, 2012 was $60.7 million, an increase of $25.6 million, or 73.2%, from $35.1 million in the 28-week period ended July 16, 2011, primarily due to higher earnings and lower working capital requirements.

Year-to-date capital expenditures of $15.2 million were lower compared with the same period last year, largely due to timing. The Company expects to invest $35 million to $40 million in capital expenditures during the next 12 months.

As of July 14, 2012, the unused availability under our ABL facility was $74.4 million, after giving effect to $14.8 million of letters of credit outstanding thereunder.

Mr. Curci concluded, “As we move through the remainder of the year, we will manage expected inflation in key categories as efficiently as possible, while being mindful of consumers who are particularly cost conscious in the current economic environment. We are confident that we can continue to offer our customers better quality, service and value.”

Conference Call Details

Tops will host a conference call on Tuesday, August 28, 2012, beginning at 11:00 a.m. Eastern Time. During the call, Frank Curci, President and Chief Executive Officer, Rick Mills, Senior Vice President and Chief Financial Officer, and Kevin Darrington, Chief Operating Officer, will review the financial and operating results for the fiscal 2012 second quarter, and discuss Tops’ corporate strategy and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8471.

A telephonic replay will be available from 2:00 p.m. Eastern Time the day of the teleconference until Tuesday, September 11, 2012. To listen to a replay of the call, dial (858) 384-5517 and enter replay pin number 396246.

About Tops Holding Corporation

Tops is the parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 125 corporate full-service supermarkets with an additional 5 franchise supermarkets. As of July 14, 2012, 76 of the Company’s corporate supermarkets offered pharmacy services and 40 offered fuel centers. With more than 12,000 associates, Tops is widely recognized as a strong retail supermarket brand name in Upstate New York and Northern Pennsylvania. Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

For more information about Tops Markets, visit the company’s website at www.topsmarkets.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements which reflect Tops’ current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will continue,” “will likely result,” “may,” and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company’s actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or from the results expressed in these forward-looking statements. Some of these risks and uncertainties include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of Tops. Forward-looking statements contained herein speak only as of the date made and Tops undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

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Tops Holding Corporation Reports Net Income of $9.5 Million in Second Quarter 2012

August 27, 2012

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude certain non-cash items and items that we believe are non-recurring in nature and items that are not indicative of future performance. We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting for future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with other companies that have different financing and capital structures. See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net income (loss).

FINANCIAL TABLES FOLLOW.

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Tops Holding Corporation Reports Net Income of $9.5 Million in Second Quarter 2012

August 27, 2012

TOPS HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	12-week periods ended
	July 14, 2012	July 16, 2011	$ Change	% Change
Net sales	$562,361	$559,514	$2,847	0.5%
Cost of goods sold	(390,514)	(395,139)	4,625	1.2%
Distribution costs	(11,511)	(9,393)	(2,118)	(22.5)%

Gross profit	160,336	154,982	5,354	3.5%

Operating expenses:
Wages, salaries and benefits	(75,125)	(76,356)	1,231	1.6%
Selling and general expenses	(22,400)	(23,438)	1,038	4.4%
Administrative expenses (inclusive of share-based compensation expense of $264 and $264)	(18,543)	(18,019)	(524)	(2.9)%
Rent expense, net	(3,568)	(4,212)	644	15.3%
Depreciation and amortization	(12,023)	(11,746)	(277)	(2.4)%
Advertising	(5,118)	(4,412)	(706)	(16.0)%
Impairment	—	(1,891)	1,891	100.0%

Total operating expenses	(136,777)	(140,074)	3,297	2.4%

Operating income	23,559	14,908	8,651	58.0%

Interest expense, net	(13,709)	(14,297)	588	4.1%

Income before income taxes	9,850	611	9,239	1,512.1%

Income tax expense	(352)	(318)	(34)	(10.7)%

Net income	$9,498	$293	$9,205	3,141.6%

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Tops Holding Corporation Reports Net Income of $9.5 Million in Second Quarter 2012

August 27, 2012

TOPS HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	28-week periods ended
	July 14, 2012	July 16, 2011	$ Change	% Change
Net sales	$1,266,741	$1,276,773	$(10,032)	(0.8)%
Cost of goods sold	(881,221)	(895,883)	14,662	1.6%
Distribution costs	(25,278)	(23,556)	(1,722)	(7.3)%

Gross profit	360,242	357,334	2,908	0.8%

Operating expenses:
Wages, salaries and benefits	(174,355)	(175,338)	983	0.6%
Selling and general expenses	(52,218)	(56,821)	4,603	8.1%
Administrative expenses (inclusive of share-based compensation expense of $616 and $612)	(42,413)	(43,502)	1,089	2.5%
Rent expense, net	(9,548)	(10,115)	567	5.6%
Depreciation and amortization	(28,052)	(26,787)	(1,265)	(4.7)%
Advertising	(10,764)	(10,402)	(362)	(3.5)%
Impairment	—	(1,891)	1,891	100.0%

Total operating expenses	(317,350)	(324,856)	7,506	2.3%

Operating income	42,892	32,478	10,414	32.1%

Interest expense, net	(32,021)	(33,588)	1,567	4.7%

Income (loss) before income taxes	10,871	(1,110)	11,981	1,079.4%

Income tax expense	(722)	(685)	(37)	(5.4)%

Net income (loss)	$10,149	$(1,795)	$11,944	665.4%

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Tops Holding Corporation Reports Net Income of $9.5 Million in Second Quarter 2012

August 27, 2012

TOPS HOLDING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	July 14, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$53,971	$19,181
Accounts receivable, net	53,156	55,987
Inventory, net	118,629	115,309
Prepaid expenses and other current assets	10,758	12,990
Income taxes refundable	116	285
Current deferred tax assets	1,971	1,971

Total current assets	238,601	205,723

Property and equipment, net	340,489	358,263
Intangible assets, net	68,270	72,125
Other assets	9,581	11,101

Total assets	$656,941	$647,212

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$86,513	$75,608
Accrued expenses and other current liabilities	70,773	74,677
Current portion of capital lease obligations	13,465	12,701
Current portion of long-term debt	351	434

Total current liabilities	171,102	163,420

Capital lease obligations	152,723	159,814
Long-term debt	350,337	355,240
Other long-term liabilities	26,502	23,893
Non-current deferred tax liabilities	4,976	4,309

Total liabilities	705,640	706,676

Shareholders’ deficit:
Common shares ($0.001 par value; 300,000 authorized shares, 144,776 issued & outstanding)	—	—
Paid-in capital	(912)	(1,528)
Accumulated deficit	(46,526)	(56,675)
Accumulated other comprehensive loss, net of tax	(1,261)	(1,261)

Total shareholders’ deficit	(48,699)	(59,464)

Total liabilities and shareholders’ deficit	$656,941	$647,212

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Tops Holding Corporation Reports Net Income of $9.5 Million in Second Quarter 2012

August 27, 2012

TOPS HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	28-week periods ended
	July 14, 2012	July 16, 2011
Cash flows provided by operating activities:
Net income (loss)	$10,149	$(1,795)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	36,331	35,729
Amortization of deferred financing costs	1,520	1,411
LIFO inventory valuation adjustments	794	2,161
Deferred income taxes	667	665
Share-based compensation expense	616	612
Impairment	—	1,891
Other	(554)	255
Changes in operating assets and liabilities:
Decrease in account receivable	2,831	1,467
Increase in inventory, net	(4,114)	(3,713)
Decrease in prepaid expenses and other current assets	2,232	4,407
Decrease (increase) in income taxes refundable	169	(3)
Increase (decrease) in accounts payable	10,724	(3,909)
Decrease in accrued expenses and other current current liabilities	(3,196)	(2,853)
Increase (decrease) in other long-term liabilities	2,529	(1,271)

Net cash provided by operating activities	60,698	35,054

Cash flows used in investing activities:
Cash paid for property and equipment	(15,200)	(25,908)
Proceeds from insurable loss recovery	1,150	—
Proceeds from sale of assets	—	650

Net cash used in investing activities	(14,050)	(25,258)

Cash flows used in financing activities:
Borrowings on ABL Facility	66,600	356,300
Repayments on ABL Facility	(71,600)	(358,800)
Principal payments on capital leases	(6,789)	(5,803)
Repayments of long-term debt borrowings	(250)	(227)
Change in bank overdraft position	181	8
Deferred financing costs incurred	—	(57)

Net cash used in financing activities	(11,858)	(8,579)

Net increase in cash and cash equivalents	34,790	1,217
Cash and cash equivalents–beginning of period	19,181	17,419

Cash and cash equivalents–end of period	$53,971	$18,636

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Tops Holding Corporation Reports Net Income of $9.5 Million in Second Quarter 2012

August 27, 2012

TOPS HOLDING CORPORATION

RECONCILIATION OF GAAP NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	12-week periods ended		28-week periods ended
	July 14, 2012	July 16, 2011	July 14, 2012	July 16, 2011
Net income (loss)	$9,498	$293	$10,149	$(1,795)
Depreciation and amortization	15,481	15,411	36,331	35,729
Interest expense	13,709	14,297	32,021	33,588
Income tax expense	352	318	722	685

EBITDA	39,040	30,319	79,223	68,207

Adjustments to EBITDA:
LIFO inventory valuation adjustments (a)	(1,382)	2,824	794	2,161
Share-based compensation expense (b)	408	408	952	950
Insurance gain (c)	(173)	—	(952)	—
FTC review costs (d)	28	261	138	537
Impairment (e)	—	1,891	—	1,891
Other items (f)	(138)	—	574	719

Total adjustments to EBITDA	(1,257)	5,384	1,506	6,258

Adjusted EBITDA	$37,783	$35,703	$80,729	$74,465

(a)	Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out inventory method and the LIFO inventory method.
(b)	Non-cash or one-time compensation costs related to stock option grants.
(c)	Excess of realized insurance proceeds over recorded losses related to flood damage at a Company supermarket.
(d)	Legal and professional fees incurred in connection with the FTC’s review of the acquired Penn Traffic supermarkets.
(e)	As a result of the sale of three supermarkets during late July and early August 2011, the Company recorded a $1.9 million impairment.
(f)	Other non-recurring items.

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